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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                         CONTACTS: Donald Y. Sharp
                                                        Investor Relations
                                                        (770) 857-7118

                                                        Colleen D'Alessandro
                                                        Corporate Communications
                                                        (770) 857-7188

                       FIRST DATA CORPORATION ANNOUNCES
                       --------------------------------
                            STOCK REPURCHASE PROGRAM
                            -----------------------

        HACKENSACK, N.J., May 23, 1997--First Data Corporation (NYSE:FDC) today announced that its Board of Directors authorized management to repurchase up to
20.4 million shares of FDC common stock. This program is in anticipation of meeting the conversion requirements of $443.1 million of senior convertible debentures which were guaranteed by First Data following the 1995 merger with First Financial Management Corporation (FFMC).

        In December 1994, FFMC issued the debentures which are convertible into
20.4 million shares of FDC common stock at a conversion rate of $21.755 per share. The convertible debentures are redeemable at the option of FDC at 102 percent of par beginning Dec. 15, 1997. The Board's action gives management the discretion to call for the redemption of the convertible debentures and to repurchase shares in anticipation of the conversion of the debentures into FDC common stock.

        Repurchase activity will be financed primarily with proceeds from the sale of the Company's First Health Strategies and First Health Services units and from new borrowings.

        First Data and its business units provide payment systems, electronic commerce and information management services to financial institutions, merchants, insurance companies, public utilities and consumers around the world.

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